Exhibit 99.1
FOR IMMEDIATE RELEASE
Loudeye Announces Fourth Quarter 2005 and Full Year 2005 Financial Results
Total Revenue Grows 93% Year-Over-Year, Driven by Strong Growth in Digital Media Store Services Revenue
February 23, 2006 — Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, today announced financial results for the fourth quarter 2005 and full year 2005.
Fourth Quarter 2005 and Full Year 2005 Financial Highlights
Revenue. Revenue was $8.8 million in the fourth quarter 2005 compared with revenue of $5.5 million in the fourth quarter 2004, an increase of 61%. Revenue for the year ended December 31, 2005 was $27.0 million compared with revenue of $14.0 million in 2004, an increase of 93%. Fourth quarter 2005 revenue increased approximately 35% compared to $6.5 million in the third quarter 2005.
•	Digital media store services revenue represented $7.0 million of total revenue, or 80%, an increase of approximately 90% from $3.7 million, or 68% of total revenue, in the fourth quarter 2004. Fourth quarter 2005 digital media store services revenue increased approximately 46% compared to $4.8 million in the third quarter 2005.
•	Digital media store services revenue for the year ended December 31, 2005 represented $20.9 million of total revenue, or 77%, an increase of more than 250% from $5.9 million, or 42% of total revenue, in 2004.
Deferred Revenue. Deferred revenue was $6.4 million as of December 31, 2005, net of related receivables of approximately $2.2 million, compared to $6.5 million as of September 30, 2005, net of related receivables of $2.9 million.
Loss from continuing operations and net loss. For the fourth quarter 2005, GAAP loss from continuing operations was $5.7 million, compared to $5.6 million in the fourth quarter 2004 and down from $7.2 million in the third quarter 2005. For the year ended December 31, 2005, GAAP loss from continuing operations was $25.6 million, compared to $16.0 million in 2004. Loss from continuing operations for all periods presented excludes results of Loudeye’s Overpeer subsidiary which ceased operations in December 2005.
•	For the fourth quarter 2005, GAAP net loss was $10.5 million, compared to $5.6 million in the fourth quarter 2004 and $8.5 million in the third quarter 2005.
•	EBITDA loss from continuing operations totaled $4.9 million in both the fourth quarter of 2005 and 2004, and was down from $6.3 million in the third quarter 2005. EBITDA loss from continuing operations excludes charges related to depreciation and amortization expense and interest income and expense. A reconciliation of GAAP loss from continuing operations to EBITDA loss from continuing operations is provided below.

Cash and Investments. Unrestricted and restricted cash, cash equivalents and marketable securities were approximately $10.9 million as of December 31, 2005 compared to $16.6 million at September 30, 2005.
•	On February 22, 2006, we closed a private placement of common stock and warrants raising $8.25 million, or approximately $7.6 million in net proceeds. This announcement does not constitute an offer to sell or a solicitation of an offer to buy shares of Loudeye’s common stock.
2006 Operating Plan—Focus on Key Markets and Customers
Loudeye’s 2006 operating plan will focus on the markets and customers which are generating the most economic value and opportunity for the company.
•	Focus on digital media services offerings in Europe where Loudeye’s services have a significant installed customer base. Loudeye’s digital media store service operations will be centralized at its European headquarters in the United Kingdom.
•	Invest in our mobile music platform and service offerings.
•	Continue to operate digital media content services located at Loudeye’s Seattle, Washington headquarters, including encoding and samples services.
Forward-Looking Financial Guidance
While future results are subject to change and risks, Loudeye expects revenue for the full year 2006 will be approximately $35.0 to $40.0 million. Digital media store services revenue is expected to represent more than 75% of revenue in 2006.
Loudeye expects that first quarter 2006 revenue will be approximately $7.5 million to $8.0 million. This is less than $8.8 million in fourth quarter 2005 revenue, which included approximately $1.3 million in promotional credit revenue from one internet service provider in Europe that had been included in deferred revenue as of September 30, 2005.
“We are implementing our plans to improve our margins, reduce our cost structure and improve efficiency,” said Chris Pollak, Loudeye’s chief financial officer. “We believe that our financial resources, including proceeds from our recent capital raise, will be sufficient to meet our anticipated cash needs for working capital or other purposes for at least the next twelve months.”
Forward-looking financial guidance reflects management’s expectations as of the date of this release and is based upon limited available information, including loss contingencies, which is dynamic and subject to change. Results may be materially affected by many factors including those described in the Forward-looking Statements section below.
Fourth Quarter and Full Year 2005 Webcast Information
Loudeye management will conduct an audio webcast to discuss these financial results. The public is invited to listen in on this webcast. Management will discuss financial and operating results for the quarter and end the call with an audio question and answer session. Information regarding the fourth quarter and full year 2005 results webcast is as follows:

Date: Time:	Thursday, February 23, 2006 5:00 p.m. EST / 2:00 p.m. PST
Audio Webcast:	5:00 p.m. EST / 2:00 p.m. PST; Webcast from http://www.loudeye.com/en/aboutus/earningscalls.asp
This webcast will be available until March 9, 2006 at 5:00 p.m. EST
About Loudeye Corp.
Loudeye is a worldwide leader in business-to-business digital media solutions. Loudeye combines innovative services with one of the world’s largest music archives, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure, enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.
Forward Looking Statements
This press release and management’s audio webcast contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking financial guidance regarding Loudeye’s 2006 operating plan and statements about expected revenue, revenue mix and loss for the fourth quarter 2005, first quarter 2006 and the years 2005 and 2006, growth rates, cost reductions, technology platform migration, and other matters. In particular, the financial results announced today are unaudited and are subject to change. The words or phrases “believes,” “expects,” “will,” and “anticipates” and similar words and phrases are intended to identify such forward-looking statements. The forward-looking statements contained in this press release are based on current estimates and actual results may differ materially. Risks Loudeye faces include the potential effects of Loudeye’s restructuring on our business and operations including potential loss of customers; potential effect on our cash reserves of payments, if any, that we could owe to investors in our February 2006 financing transaction in the event we are delayed in registering the shares sold to the investors or if we effect a reverse stock split and our stock price declines below certain thresholds; loss contingencies such as an adverse outcome in litigation to which Loudeye is a party; inability to add new customers, and inability to continue to provide services to existing customers on discontinued technology platforms; customer concentration, especially in our European digital media store business and our digital media content encoding services; potential loss of key employees; competitive pressures in the market for mobile music services and customer concentration and technical risks associated with Loudeye’s mobile music service offerings; competition with other providers of business-to-business digital media store services and associated pricing pressures; the complexity of Loudeye’s services and delivery networks; pressure on our margins, in particular resulting from increasing wholesale content rates; adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital content; and other risks set forth in Loudeye’s most recent Form 10-Q, 10-K and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Loudeye assumes no obligation to update the forward-looking statements.

As disclosed in our annual report on Form 10-K for the year ended December 31, 2004, we determined that, as of the December 31, 2004 measurement date, there were deficiencies in both the design and effectiveness of our internal control over financial reporting. We assessed those deficiencies and determined that there were eight material weaknesses in our internal control over financial reporting as of December 31, 2004. As a result, management concluded that our internal control over financial reporting was not effective as of December 31, 2004. We may not be successful in remediating each of these material weaknesses and we identify further material weaknesses during the course of our internal control assessment as of December 31, 2005. The existence of a material weakness or weaknesses is an indication that there is more than a remote likelihood that a material misstatement of our financial statements will not be prevented or detected in a future period.
Use of Non-GAAP Financial Information
EBITDA loss from continuing operations as presented in this press release and management’s audio presentation is a non-GAAP financial measure that represents GAAP loss from continuing operations excluding the effects of interest income and expense and depreciation and amortization expense. EBITDA loss from continuing operations as presented below may differ from non-GAAP measures used by other companies and is not a measurement under GAAP. Management believes the EBITDA loss from continuing operations presentation enhances an overall understanding of Loudeye’s financial performance from continuing operations, and is used by management for that purpose. We believe EBITDA loss from continuing operations and per share EBITDA loss from continuing operations presented below provides useful information to investors about our financial performance because it eliminates the effects of period to period changes in depreciation and amortization, interest income, and interest expense on our debt and capital lease obligations, all of which we believe are not reflective of the underlying performance of our ongoing operations. The adjustments made in calculating EBITDA loss from continuing operations are adjustments that would be made in calculating our performance for purposes of employment agreements and associated bonus potentials for our senior executives. Measures similar to EBITDA loss from continuing operations are also widely used by us and others in the industry to evaluate and price potential acquisition candidates. We believe EBITDA loss from continuing operations facilitates operating performance comparisons by backing out potential differences across periods caused by variations in capital structures (affecting interest expense) and the age and book depreciation of equipment (affecting depreciation expense). In addition, we present EBITDA loss from continuing operations because we believe it is frequently used by analysts, investors and other interested parties in evaluating companies such as ours. Since Loudeye has historically reported non-GAAP results to the investment community, management believes the inclusion of non-GAAP financial measures provides consistency in its financial reporting.
There are limitations inherent in non-GAAP financial measures such as EBITDA loss from continuing operations in that they exclude a variety of charges and credits that are required to be included in a GAAP presentation, and do not therefore present the full measure of Loudeye’s recorded costs against its revenue. Management compensates for these limitations in non-GAAP measures by also evaluating our performance based on traditional GAAP financial measures. Accordingly, investors should consider these non-GAAP results together with GAAP results, rather than as an alternative to GAAP basis financial measures.

Contacts
Media/Public Relations: Karen DeMarco, mPRm for Loudeye, 323.933.3399,
kdemarco@mprm.com
Investor relations: Chris Pollak, 206.832.4000, ir@loudeye.com

LOUDEYE CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004
	(in thousands)
ASSETS
Current assets:
Cash and short-term marketable securities	$9,045	$37,994
Accounts receivable, net	5,132	4,847
Prepaids and other current assets	1,212	1,226
Restricted cash	1,810	-
Current assets of discontinued operations	5	1,444

Total current assets	17,204	45,511
Long-term marketable securities	—	2,288
Restricted cash	—	2,393
Property and equipment, net	4,686	4,129
Goodwill and intangible assets, net	47,329	43,611
Other assets, net	189	431
Assets of discontinued operations	—	5,345

Total assets	$69,408	$103,708

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,701	$3,443
Accrued compensation and benefits	825	923
Accrued and other liabilities	6,531	4,769
Accrued special charges	—	403
Accrued acquisition consideration	—	15,924
Deposits and deferred revenue	6,061	4,343
Current portion of long-term debt and capital lease obligations	1,000	1,135
Current liabilities of discontinued operations	981	782

Total current liabilities	19,099	31,722
Deposits and deferred revenue, net of current portion	350	1,343
Common stock payable related to acquisition	321	3,193
Long-term debt and capital lease obligations, net of current portion	—	1,000

Total liabilities	19,770	37,258

STOCKHOLDERS’ EQUITY	49,638	66,450

Total liabilities and stockholders’ equity	$69,408	$103,708

LOUDEYE CORP. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
		(in thousands, except per share data)
REVENUE	$8,833	$5,472	$27,041	$14,033

COST OF REVENUE	7,810	4,271	25,082	10,336
Gross profit	1,023	1,201	1,959	3,697
Gross profit percent	12%	22%	7%	26%

OPERATING EXPENSES:
Sales and marketing	1,502	1,431	6,412	4,200
Research and development	2,254	1,252	8,404	3,726
General and administrative	2,954	3,103	13,057	10,658
Amortization of intangibles	62	2	235	92
Stock-based compensation	69	13	250	199
Special charges (credits)	—	12	(43)	312

Total operating expenses	6,841	5,813	28,315	19,187

LOSS FROM OPERATIONS	(5,818)	(4,612)	(26,356)	(15,490)

OTHER INCOME (EXPENSE), net	120	(955)	778	(507)

Loss from continuing operations	(5,698)	(5,567)	(25,578)	(15,997)
Loss from discontinued operations	(4,816)	(71)	(7,783)	(400)

NET LOSS	$(10,514)	$(5,638)	$(33,361)	$(16,397)

Loss per share — basic and diluted:
From continuing operations	$(0.05)	$(0.07)	$(0.24)	$(0.22)
From discontinued operations	(0.04)	—	(0.07)	—

LOSS PER SHARE — BASIC AND DILUTED	$(0.09)	$(0.07)	$(0.31)	$(0.22)

Weighted average shares outstanding	110,411	81,848	107,652	73,845

NON-GAAP INFORMATION:

Loss from continuing operations	$(5,698)	$(5,567)	$(25,578)	$(15,997)
Adjustments to reconcile GAAP net loss to EBITDA loss from continuing operations:
Depreciation and amortization expense	873	674	3,334	2,308
Interest (income) expense	(73)	(27)	(465)	(176)

EBITDA loss from continuing operations	$(4,898)	$(4,920)	$(22,709)	$(13,865)

Basic and diluted EBITDA loss per share from continuing operations	$(0.04)	$(0.06)	$(0.21)	$(0.19)

Weighted average shares outstanding	110,411	81,848	107,652	73,845